Exhibit 10.19

AGREEMENT FOR

PURCHASE AND SALE OF REAL PROPERTY

AND JOINT ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is dated June 16, 2014 and is made by and between ANAHEIM HILLS OFFICE PLAZA, LLC, a Delaware limited liability company (“Seller”) and RREEF AMERICA L.L.C., a Delaware limited liability company (“Buyer”) with reference to the recitals, terms and conditions set forth below.

R E C I T A L S

A. Seller is the owner of the real property and improvements located in the County of Orange, State of California, commonly known 160 N. Riverview Drive, Anaheim, California, bearing APN No. 354-071-13, the legal description of which is as follows (hereinafter referred to as the “Land”):

THE LAND IS COMPRISED OF:

PARCEL A:

PARCEL 1, AS SHOWN ON LOT LINE ADJUSTMENT PLAT NO. 463, RECORDED JANUARY 25, 2001 AS INSTRUMENT NO. 01-43542, OFFICIAL RECORDS.

EXCEPTING THEREFROM; ALL OIL, RIGHTS, NATURAL GAS RIGHTS, MINERAL RIGHTS, AND OTHER HYDROCARBON SUBSTANCES BY WHATEVER NAME KNOWN, TOGETHER WITH APPURTENANT RIGHTS THERETO, WITHOUT, HOWEVER, ANY RIGHT TO ENTER UPON THE SURFACE OF SAID LAND NOR ANY PORTION OF THE SUBSURFACE LYING ABOVE A DEPTH OF 500 FEET, AS EXCEPTED OR RESERVED IN GRANT DEED RECORDED OCTOBER 19, 1979 IN BOOK 13359, PAGE 1294, OF OFFICIAL RECORDS.

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PARCEL B:

AN EASEMENT FOR INGRESS AND EGRESS PURPOSES OVER “RIVERVIEW DRIVE” AS DELINEATED ON PARCEL MAP NO. 84-230, AS SHOWN ON A MAP FILED IN BOOK 196, PAGES 33 THROUGH 35, INCLUSIVE, OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL C:

NON-EXCLUSIVE EASEMENTS AS CREATED UNDER THE DECLARATION OF COVENANTS CONDITIONS AND RESTRICTIONS RECORDED NOVEMBER 22, 1983 AS INSTRUMENT NO. 83-538237, OFFICIAL RECORDS OF SAID COUNTY.

PARCEL D:

NON-EXCLUSIVE EASEMENTS AD CREATED UNDER THE DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS RECORDED JUNE 04, 1985 AS INSTRUMENT NO. 85-203046, OFFICIAL RECORDS OF SAID COUNTY.

APN: 354-071-13

B. Buyer desires to purchase the Property (as defined in Section 1 below) and has made an offer to purchase the Property for the purchase price of Eighteen Million, Five Hundred Thousand and No/100 Dollars ($18,500,000.00) ; and

C. Seller is willing to sell the Property to Buyer subject to the following terms and conditions:

A G R E E M E N T

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Sale of Property. Subject to the terms and conditions in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller:

a. the Land;

b. the building located on the Land (the “”Building” or “Improvements” and together with the Land the “Real Property”); and

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c. all of Seller’s interest as lessor in and to all leases, licenses and occupancy agreements (collectively, the “Leases”) covering the Real Property, a list of which is attached hereto as Exhibit A, and any new leases which may be entered into pursuant to the terms herein;

d. all of Seller’s interest under the Approved Contracts (as defined in Section 3.g. below) to the extent assignable;

e. all personal property, equipment, supplies and fixtures (collectively, the “Personal Property”) owned by Seller, located on the Land and used in the operation of the Property, if any; and

f. to the extent assignable, if any, and without any representation or warranty (except to the extent expressly provided in Section 9 below), all of Seller’s interest in any intangible property used in connection with the foregoing, including any and all (i) warranties, guaranties, indemnities and claims relating to the Property, (ii) governmental approvals, entitlements, licenses and other written authorizations necessary for the operation, ownership and/or maintenance of the Property, (iii) plans, drawings, specifications, surveys and engineering reports, (iv) Seller’s interest in all identification signage rights and any names by which the Improvements may be known or identified, and (v) rights, privileges, advantages, and appurtenances, including, without limitation, to the extent vested in and/or belonging to Seller, all rights of ingress and egress to the Real Property, all easements or rights-of-way bounding the Land to the extent vested in and/or belonging to Seller and pertaining to the Real Property (collectively, “Intangible Personal Property”).

The Land, the Improvements, the Approved Contracts, the Personal Property, and Seller’s interest as lessor under the Leases and the Intangible Personal Property are sometimes collectively hereinafter referred to as the “Property.”

2. Financial Terms. The purchase price for the Property and improvements shall be the sum of Eighteen Million, Five Hundred Thousand and No/100 Dollars ($18,500,000.00) (“Purchase Price”). Buyer shall procure a letter of credit from a creditworthy bank or other financial institution selected by Buyer (“Buyer’s Letter of Credit”) in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Initial Deposit”), and within three (3) business days after the Opening of Escrow (as defined in Section 4 below) shall deposit Buyer’s Letter of Credit with Escrow Holder (as defined in Section 4 below), to secure Buyer’s performance hereunder (Buyer’s Letter of Credit as the Initial Deposit, and any cash substituted therefor and any interest earned thereon shall hereinafter be referred to as the “Deposit”). The expiry date of Buyer’s Letter of Credit shall not be before July 2, 2014, and the beneficiary of Buyer’s Letter of Credit shall be the Escrow Holder. Buyer shall concurrently with the delivery of Buyer’s approval notice (as provided in Section 3(i)h. below) deposit $500,000.00 in cash

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with the Escrow Holder, and upon such deposit, Buyer’s Letter of Credit shall be returned promptly to Buyer. Any cash Deposit shall be held, at Buyer’s election, in an interest-bearing investment approved by Buyer. The Deposit, whether it is in the form of one or more letters of credit or cash, or both, shall be held pursuant to the escrow instructions set forth in Section 4 below. Notwithstanding anything to the contrary contained in this Agreement in the event Buyer has delivered the approval notice set forth in Section 3(i)h. below, but has not made the deposit of cash to substitute the Letter of Credit within three (3) business days thereafter, then the Escrow Holder shall, without further instruction from the parties, draw down the $500,000.00 letter of credit, regardless of whether the disposition of the Deposit may then be in dispute between Buyer and Seller. At Closing any cash Deposit plus any interest earned thereon shall be applied against the Purchase Price. If prior to the expiration of the Inspection Period (as defined in Section 3 below), Buyer delivers notice of Buyer’s disapproval of its investigations of the Property (or is deemed to have disapproved its investigations of the Property pursuant Section 3(i)h. below), this Agreement shall automatically terminate without further instruction from the parties herein and the Buyer’s Letter of Credit shall be promptly returned to Buyer.

At the same time as the transmission of the Deposit to Seller, Buyer shall also deliver to Seller the sum of One Hundred and No/100 Dollars ($100.00) (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Buyer’s exclusive right to purchase the Property and the Due Diligence Period provided herein, and for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events. In no event shall the Independent Contract Consideration be credited toward the Purchase Price at Closing.

3. Inspection Period and Contingencies.

(i) During the period (herein the “Inspection Period”) from the Opening of Escrow until 5:00 p.m. local time on June 26, 2014 (the last day of the Inspection Period being referred to herein as the “Contingency Expiration Date”), Buyer shall determine whether it wishes to close escrow on the sale of the Property as described below.

a. Preliminary Title Report. Seller shall deliver to Buyer, within five (5) days of Seller’s execution of this Agreement, a preliminary title report on the Real Property, copies of the underlying title documents, and a commitment by Escrow Holder to issue a standard form California Land Title Association (CLTA) title insurance policy, in the full amount of the Purchase Price. Buyer shall have until the Contingency Expiration Date to either approve of the exceptions contained in the title commitment, or to notify Seller in writing, specifying any exceptions to which Buyer objects (“Title Objection Notice”). If Buyer fails to timely submit a Title Objection Notice it shall be

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conclusively presumed that Buyer has approved the condition of title to the Property set forth in the title commitment other than the following items (“Disapproved Matters”) which shall be deemed disapproved by Buyer and shall be removed by Seller from title on or before the Closing: (w) delinquent real estate taxes and assessments, (x) any deeds of trust encumbering the Property, (y) mechanics liens except those caused by Buyer and (z) any other delinquent monetary liens and encumbrances. Seller shall have a period of five (5) days after Seller’s receipt of the Title Objection Notice (i) to remove, or agree to use its commercially reasonable efforts to remove prior to or concurrently with the Closing (as defined in Section 7 below), some or all of those exceptions to which Buyer has objected in the Title Objection Notice, and to inform Buyer in writing of the same, or (ii) to advise Buyer, in writing, that Seller will not agree to remove some or all of those exceptions to which Buyer has objected in the Title Objection Notice (“Title Response Notice”). If Seller fails to timely deliver to Buyer the Title Response Notice, it shall be conclusively deemed that, except for the Disapproved Matters, Seller has elected not to remove any of those exceptions to which Buyer has objected as specified in the Title Objection Notice. If Seller advises Buyer in its Title Response Notice that it will not remove or agree to use good faith efforts to remove some or all of those exceptions to which Buyer has objected in the Title Objection Notice (or Seller is deemed to have so advised Buyer), then Buyer shall have until the Closing Date to advise Seller, in writing, whether Buyer elects to waive such objections and proceed with the acquisition of the Property or to terminate this Agreement. Failure by Buyer to deliver such notice prior to the Approval Date shall be deemed to constitute Buyer’s election to waive such objections. If a new exception to title is disclosed by any supplement, addendum or update to the title commitment, the foregoing procedures shall apply and the Close of Escrow shall be extended as necessary to accommodate the foregoing periods.

Prior to the expiration of the Inspection Period, Fidelity National Title Insurance Company (the “Title Company”) shall have committed to issue to Buyer, upon payment of a normal premium, an Owner’s Policy of Title Insurance showing fee title to the Property vested in Buyer, subject only to the exceptions approved by Buyer pursuant to the foregoing provisions of Section 4.b. (the “Title Policy”).

b. Access to Property. Subject to the rights of the tenants of the Building, and without interfering with such tenants, upon no less than 24 hours prior written notice to Seller, Seller shall allow Buyer, and Buyer’s agents, access to the Property without charge and at all reasonable times for the purpose of Buyer’s investigation, survey, studies, inspection, and testing of the Property. Buyer shall pay all costs and expenses of such investigation, survey, studies, inspection, and testing and shall hold Seller and the Property harmless from all costs and liabilities relating to the Buyer’s

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activities. Buyer shall further repair and restore any damage to the Property caused by Buyer’s investigation, survey, studies, inspection, and testing and return the damage to substantially the same condition as existed prior to such entry. Within three (3) business days after the Opening of Escrow, Seller shall deliver to Buyer the due diligence items described on Exhibit B attached hereto to the extent Seller has the same (and Seller makes no representation or warranty regarding the same except to the extent expressly provided in Section 9 below) (collectively, “Due Diligence Items”). Buyer shall protect, indemnify, defend (with counsel reasonably acceptable to Seller) and hold the Property, Seller and Seller’s officers, directors, shareholders, participants, partners, affiliates, employees, representatives, invitees, agents and contractors free and harmless from and against any and all claims, damages, liens, stop notices, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and court costs (collectively “Claims”), resulting from Buyer’s inspection and testing of the Property, including, without limitation, repairing any and all damages to any portion of the Property, arising out of or related (directly or indirectly) to Buyer’s conducting such inspections, surveys, tests, and studies, except for Claims caused solely by the willful misconduct or negligence of Seller. The Buyer’s indemnification obligations set forth herein shall survive the Close of Escrow and shall not be merged with the Grant Deed, and shall survive the termination of this Agreement and Escrow prior to the Close of Escrow. Nothing contained herein shall create any liability for Buyer due to its mere discovery of pre-existing conditions affecting the Property. Buyer shall maintain comprehensive liability insurance coverage and commercial automobile insurance coverage each with policy limits in an amount of at least One Million Dollars ($1,000,000) and workers’ compensation insurance coverage as required by law. Prior to any entry upon the Real Property by Buyer or Buyer’s authorized agents or representatives for any inspection or investigation as provided in this Paragraph, Buyer shall furnish Seller with certificates of insurance evidencing the requisite liability, automobile, and workers’ compensation insurance referenced above, as well as an endorsement issued by the appropriate insurer. All insurance shall be maintained by companies rated no lower than B+ XII as published in “Best’s Key Rating Guide” (provided, however, that if an insurance company has a general policy holder’s rating of at least A-, its financial rating need only be VI or higher).

c. Review of Leases and C.C.&R.’s. Seller shall allow Buyer the opportunity to review the Leases and lease files and any and all covenants, conditions, and restrictions affecting the Property (“C.C.&R.’s”). If during the Inspection Period, Buyer objects to any portion of the C.C.&R.’s, all rights and obligations under this Agreement may, at the election of the Buyer, terminate, and the Deposit shall be returned to Buyer, unless Buyer elects to purchase the Property subject to the C.C.&R.’s. If Buyer does not notify Seller that Buyer objects to any portion of the C.C.&R.’s prior to the

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expiration of the Inspection Period, Buyer shall be deemed to have accepted said C.C.&R.‘s in their entirety. For purposes of this Agreement, any Lease entered into after June 16, 2014, and any modification, amendment, termination, restatement or renewal of any existing Lease entered into after such date, shall be referred to as “New Lease(s)”. During the pendency of this Agreement, Seller may not enter into any New Leases without Buyer’s consent, which consent shall be withheld in Buyer’s sole discretion. If Buyer does not respond in writing to Seller’s request for approval or disapproval of a New Lease within five (5) business days after Buyer’s receipt of Seller’s written request, Buyer shall be conclusively deemed to have approved of such New Lease.

d. Lease Estoppels. On or before the date which is five (5) business days prior to the Close of Escrow (as defined in Section 7 below) (the “Estoppel Delivery Date”), Seller shall have delivered to Buyer estoppel certificates, in the form required under the applicable Lease, or if no such form is provided then substantially in the form of Exhibit C attached hereto (with the blank spaces completed for each tenant with data consistent with their respective Lease) (the “Estoppel Certificate”) from each of the tenants under the Leases. All Estoppel Certificates shall be dated not more than thirty (30) days prior to the date of Closing. Buyer may only disapprove an executed Estoppel Certificate if it (i) discloses material adverse economic terms of the applicable lease that were not disclosed to Buyer (whether in the applicable lease or any other document delivered to Buyer) prior to the date of the delivery of such Estoppel Certificate to Buyer, (ii) alleges a material default of Seller (as landlord) under the applicable lease, (iii) discloses a material dispute between the landlord and the tenant in connection with its lease, or (iv) otherwise contain such material additional information contrary to the terms of the Lease or contain material omissions to the form estoppel certificate attached hereto as Exhibit C, or, if applicable, as required under the applicable Lease, that is unacceptable to Buyer in its reasonable discretion (it being acknowledged and agreed to that the mere disclosure of the express terms and conditions of the applicable Lease is not a valid reason for Buyer to disapprove an executed Estoppel Certificate); otherwise, the Estoppel Certificate shall be deemed acceptable to and approved by Buyer. Notwithstanding the foregoing, if Seller is unable to obtain and deliver sufficient tenant Estoppel Certificates as required under this Section 3(i)d., or if the Buyer disapproves of the Estoppel Certificates pursuant to the terms hereof, then Seller will not be in default by reason thereof, but Buyer may, by notice given to Seller before the Closing, elect (i) to waive said conditions and proceed with the Closing, or (ii) to terminate this Agreement and receive a refund of the Deposit. If Buyer elects to terminate this Agreement, neither party will have any further rights or obligations hereunder, except as may expressly survive a termination of this Agreement.

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e. SNDAs. Buyer may, at its election, prepare a subordination, non-disturbance and attornment agreement (each, an “SNDA”) for any tenant under a Lease, provided that all such documents are delivered to Seller no less than twenty (20) days prior to the Closing Date (as defined in Section 7 below); provided, however, Buyer and Seller acknowledge and agree that nothing contained in this Section 4(f) shall constitute a condition to Buyer’s obligation to close hereunder. Seller shall have no obligation or liability with respect to the SNDAs other than the delivery of the SNDAs to the Tenant and request the tenant’s execution and delivery of the same.

f. Service Contracts. Buyer shall have until the date that is five (5) days prior to the Contingency Expiration Date to either approve all of the contracts and agreements affecting or relating to the ownership, operation, maintenance and leasing of the Property (collectively, the “Contracts”), or to notify Seller in writing, specifying any Contracts which Buyer desires be terminated on or before the Closing, (the “Disapproved Contracts”). Seller shall provide written notice of termination to those applicable third parties with respect to such Disapproved Contracts upon the Closing, and Seller shall pay any fees associated with such termination(s), except for any termination of the elevator service contract with Schindler Elevator Corporation which Buyer shall pay. Those Contracts not expressly disapproved by Buyer (herein, the “Approved Contracts”) shall be assigned by Seller to Buyer at the Closing. Between the Opening of Escrow and the Close of Escrow, Seller shall not enter into any new Contracts, or cancel, materially modify or renew any existing Contracts, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, unless such new Contracts are cancelable by Seller upon thirty (30) days’ notice without payment or penalty. If Buyer fails to respond to Seller’s request for consent with respect to any such action within five (5) business days after receipt of Seller’s written request, such consent shall be deemed given.

g. Seller’s Performance. The Close of Escrow and Buyer’s obligation to purchase the Property as set forth herein are subject to the following conditions precedent: (1) Seller’s delivery to Escrow Holder on or before the Closing Date the items described in Section 9(a) below, (2) Seller having duly performed each and every material agreement to be performed by Seller hereunder, (3) Estoppel Certificates executed by each tenant of the Property and acceptable to Buyer shall have been timely delivered to Buyer, (4) the physical condition of the Property shall be substantially the same on the Closing Date as on the date of Buyer’s execution of this Agreement, reasonable wear and tear excepted, (5) the Title Company shall be irrevocably and unconditionally committed to issue to Buyer Buyer’s Title Policy (as defined in Section 3(i)a above), (6) all of Seller’s representations and warranties contained in this

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Agreement shall be true and correct on the Closing Date, and (7) there shall be no material adverse change to the rent roll between Buyer’s execution of this Agreement and the Closing Date. The conditions set forth in this Section 3(i) are solely for the benefit of Buyer and may be waived only by Buyer, with such waiver to be in writing to Seller.

h. Additional Deposit, Waiver of all Contingencies. On the Contingency Expiration Date, Buyer shall indicate its desire whether or not to proceed with the purchase of the Property by delivering written notice to Seller and Escrow Holder. Buyer may give notice of termination to Seller and Escrow Holder disapproving the results of any testing, review, analysis, evaluation and/or inspections of the Property for any reason, or no reason at all, not later than the Contingency Expiration Date. Buyer’s failure to deliver Buyer’s approval notice to Seller and Escrow Holder on or before the Contingency Expiration Date, shall be conclusively deemed to be Buyer’s disapproval of the results of Buyer’s due diligence investigation, including the testing, review, analysis, evaluation, inspections and the condition of the Property and its election to terminate this Agreement and the Escrow, whereupon the Escrow shall be cancelled and the Deposit and any other funds or instructions deposited into Escrow by Buyers shall be promptly returned to Buyer, and neither party shall have any further right, liability or obligation with respect to the purchase and sale of the Property.

Following the expiration of the Inspection Period and Buyer’s election to proceed with the purchase of the Property, the Deposit shall be non-refundable except as expressly provided in this Agreement and considered liquidated damages. The balance of the Purchase Price, as adjusted by Buyer’s share of prorations and closing costs as provided in Section 5 below, shall be payable by Buyer to Seller on or before the Close of Escrow, all of which shall be payable in cash. The Deposit (and all interest accrued thereon) shall be applicable to the Purchase Price at the Close of Escrow.

(ii) Conditions Precedent to Seller’s Obligations. The Close of Escrow and Seller’s obligation to sell the Property as set forth herein are subject to the following conditions precedent: (a) Buyer’s delivery to Escrow Holder on or before the Closing Date, of the Purchase Price and the other items described in Section 9(b) below and (b) Buyer having duly performed each and every material agreement to be performed by Buyer hereunder. The conditions set forth in this Section 3(ii) are solely for the benefit of Seller and may be waived only by Seller, with such waiver to be in writing to Buyer.

4. Escrow. An escrow to consummate the sale of the Property pursuant to this Agreement (the “Escrow”) shall be opened at the offices of Fidelity National Title Company (“Escrow Holder”). The date upon which Escrow Holder has received a fully executed copy of this Agreement and the Escrow is opened shall be referred to herein as the “Opening of Escrow”. The Escrow Holder’s contact information is set forth in Section 13 hereof. The following provisions shall apply with respect to the Escrow and Escrow Holder:

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(a) If for any reason the Closing does not occur and either party makes a written demand upon Escrow Holder for delivery of the Deposit, Escrow Holder shall give written notice to the other party of such demand. If Escrow Holder does not receive a written objection from the other party to the proposed payment within two (2) business days after the giving of such notice, Escrow Holder is hereby authorized to make such delivery or payment. If Escrow Holder does receive such written objection within such two (2) business day period, or if for any other reason Escrow Holder in good faith shall elect not to make such payment, Escrow Holder shall continue to hold the Deposit until it shall have received joint written instructions from the parties to this Agreement or an order from a court of competent jurisdiction. Escrow Holder shall in addition have the right at any time to tender the Deposit to the clerk of the U.S. District Court having jurisdiction where the Property is located. Escrow Holder shall give written notice of such deposit to Seller and Buyer. Upon such deposit Escrow Holder shall be relieved and discharged of all further obligations and responsibilities hereunder.

(b) Escrow Holder shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and reasonably believed by it to be authentic and valid.

(c) The parties acknowledge that Escrow Holder is acting solely as a stakeholder at their request and for their convenience, that Escrow Holder shall not be deemed to be the agent of either of the parties, and that Escrow Holder shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Seller and Buyer shall jointly and severally indemnify and hold Escrow Holder harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Holder’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Holder in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Holder.

(d) Escrow Holder has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this Agreement.

(e) Escrow Holder is hereby designated as the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045 -4 and any instructions or settlement statement prepared by Escrow Holder shall so provide. Upon

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the consummation of the transaction contemplated by this Agreement, Escrow Holder shall file a Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Buyer shall promptly furnish their federal tax identification numbers to Escrow Holder and shall otherwise reasonably cooperate with Escrow Holder in connection with Escrow Holder’s duties as real estate reporting person.

5. Closing and Other Costs. Seller and Buyer agree to the following prorations and allocations of costs regarding this Agreement:

a. Title Insurance and Closing Fee. Seller will pay all costs and/or premiums for a basic CLTA owner’s policy of title. Buyer shall bear all costs of obtaining an ALTA Owner’s Policy of Title and/or Lender’s Policy of Title if so desired or required. Any escrow fee charged by the escrow holder not including the cost of the above-referenced title insurance policy shall be paid one-half by Buyer and one-half by Seller. Any tax imposed on the conveyance of title to the Property to Buyer, or Buyer’s nominee, under the Documentary Transfer Tax Act shall be paid by Seller.

b. Real Estate Taxes and Special Assessments. Real estate taxes payable in the year in which the Close of Escrow occurs shall be pro-rated based upon a calendar year through the date on which the Close of Escrow occurs. All installments of special assessments due and payable prior to the Close of Escrow occurs shall be paid in full by Seller at the Close of Escrow. Payment of all real estate taxes and/or special assessments due in any following year shall be the responsibility of, and assumed by, the Buyer.

c. Recording Costs. Seller will pay the cost of recording all documents necessary to place record title in the condition warranted by Seller in this Agreement. Buyer will pay the cost of recording all other documents.

d. Brokerage/Commission. If the Close of Escrow occurs, Seller will be responsible for paying a brokerage commission (the “Commission”) to Seller’s broker and Buyer’s broker, if any, in accordance with the terms of a separate agreement between Seller and the brokers. Seller is represented by CBRE for the purchase and sale of the Property as contemplated herein, pursuant to a separate agreement. Buyer is not represented by a broker in this transaction. No other parties or individuals are entitled to real estate Commission in connection with this purchase and sale herein. In the event that any other broker or finder makes a claim for a commission or finder’s fee based upon any contact, dealings or communication, the party whose conduct is the basis for the broker or finder making its claim shall indemnify, defend and hold harmless other party against and from any commission, fee, liability, damage, cost and expense, including without limitation, attorneys’ fees, arising out of or resulting from any such claim. The provisions of this Section 5.d. shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement.

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e. Prorations. Except as otherwise set forth herein, all items to be prorated pursuant to this Agreement shall be prorated as of midnight of the day immediately preceding the Closing Date, with Buyer to be treated as the owner of the Property, for purposes of prorations income and expenses, on and after the Closing Date.

f. Utilities. Buyer and Seller hereby acknowledge and agree that, to the extent not paid by, or reimbursed by, any tenants under the Leases, the amount of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Buyer and Seller immediately after the same have been determined. Buyer shall cause all utility services to be placed in Buyer’s name as of the Closing Date. If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Buyer as of the Closing Date and, in such event, Seller shall receive a credit therefore at Closing.

g. Rents. Rents (including, without limitation, estimated pass-through payments, payments for common area maintenance reconciliations and all additional charges payable by tenants under the Leases, (collectively, “Rents”) actually collected by Seller prior to Closing shall be prorated as of the Closing Date. During the period after Closing, Buyer shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date to the extent subsequently collected by Buyer; provided, however, Buyer shall apply Rents received after Closing first to payment of current Rent then due, and thereafter to delinquent Rents – with the delinquent rents owed to Buyer being paid first. Notwithstanding the foregoing, “true up” payments received from tenant attributable to a year-end reconciliation of actual and budgeted pass-through payments shall be allocated among Seller and Buyer pro rata in accordance with their respective period of ownership. Seller shall have the right to proceed against tenants for Rents allocable to the period of Seller’s ownership of the Property provided that Landlord commences any action against the Tenants within sixty (60) days after the Closing and diligently pursues the same, but may not sue to evict, threaten to sue to evict or otherwise dispossess such tenants. Seller shall provide written notice to Seller prior to filing suit against any Tenant permitted pursuant to this Section 5.g. Buyer agrees that it shall use commercially reasonable efforts to collect all pass-though rents payable by tenants and any delinquent Rents (provided, however, that Buyer shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents). The amount of any unapplied security deposits under the Leases held by Seller in cash at the time of Closing (herein the “Security Deposits”) shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits. To the extent any security deposits under any of the Leases are in the

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form of a letter of credit (i) Seller shall deliver the original of such letter of credit to Buyer at Closing and (ii) the parties shall execute and deliver any applicable transfer form in connection therewith and Seller shall cooperate with Buyer in good faith to endeavor to effectuate transfers of all such letters of credit in favor of Buyer on the Closing Date or as soon as practicable thereafter. Seller shall be responsible for paying, or causing to be paid, all transfer fees to the extent applicable. If, after the Closing Date, but before any letter of credit has been assigned/reissued to Buyer as the beneficiary thereunder, a letter of credit needs to be drawn down upon, Buyer shall prepare documents for signature by the Seller and Seller shall execute such documents required to effectuate such drawdown. Seller shall incur no liability whatsoever as a result of executing such documents, effectuating such drawdown and/or the presentation of the letter of credit for drawdown. Buyer shall indemnify, defend and hold Seller from any and all losses, costs, liens, claims, causes of action, liability, damages and expenses (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising in any way from Seller’s execution of such documents, effectuating such drawdown and/or the presentation of the letter of credit for drawdown. This provision shall survive the Closing.

h. Calculations. For purposes of calculating prorations, Buyer shall be deemed to be in title of the Property, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty-five (365) day year. The amount of such prorations shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing as and when completed and accurate information become available, if such information is not available at the Closing. Seller and Buyer agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing (or as soon thereafter as may be practicable, with respect to common area maintenance and other additional rent charges (including pass-throughs for real estate and personal property taxes and special assessments) payable by tenant under leases). Except as set forth in this Agreement, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Buyer. The provisions shall survive the Closing.

i. Leasing Commissions and Leasing Costs. Buyer shall be responsible for all leasing commissions and other leasing costs attributed to any New Leases approved by Buyer and executed after the Effective Date and/or due and payable with respect to any existing Lease after the Closing. If Seller has, prior to the Closing, paid any leasing commissions or other leasing costs which are Buyer’s responsibility hereunder, Seller will receive a credit for same from Buyer at the Closing.

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j. Prepaid Items. Any prepaid items for day to day operation and maintenance of the Property, including, without limitation, fees for licenses which are transferred to the Buyer at the Closing and annual permit and inspection fees, but excluding any capital expenditures (as determined in accordance with generally accepted accounting principles), shall be apportioned between the Seller and the Buyer at the Closing.

6. [Reserved].

7. Escrow Closing. Unless the parties otherwise mutually agree in writing to an extension, the Escrow shall close (herein the “Closing” or the “Close of Escrow”), the Property shall be transferred to Buyer, and the balance of the Purchase Price paid no later than July 7, 2014 (the “Closing Date”). The Closing shall occur in the offices of the Escrow Holder.

a. Seller’s Deliveries. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date (or other date specified) the following instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

1. Deed. A grant deed (the “Deed”), duly executed and acknowledged by Seller in the form of Exhibit D attached hereto, conveying Seller’s interest in the Real Property to Buyer;

2. Bill of Sale. Two (2) counterparts of a bill of sale (the “Bill of Sale”), duly executed by Seller in the form of Exhibit E attached hereto, conveying Seller’s right, title and interest in and to the Personal Property to Buyer;

3. General Assignment. Two (2) counterparts of a general assignment (the “General Assignment”), duly executed by Seller in the form of Exhibit F attached hereto, conveying Seller’s right, title and interest in and to the Leases, Approved Contracts and Intangible Personal Property to Buyer;

4. Non-Foreign Certifications. Such non-foreign certificates duly executed by Seller in the forms prepared by Escrow Holder;

5. Tenant Letters. A letter signed by Seller addressed to the tenants under the Leases advising such tenants of the sale of the Property to Buyer, the transfer of such tenant’s security deposit to Buyer, and directing that all future rent payments and other charges under the Leases be forwarded to Buyer at an address to be supplied by Buyer;

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6. Proof of Authority. Such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company to issue to Buyer the Title Policy as may be reasonably requested by Escrow Holder to facilitate the Closing;

7. 593-C Certificate. A California 593-C Certificate;

8. Owner’s Affidavit. Such affidavits as are customarily required by the Title Company in connection with issuance of the owner’s extended coverage title insurance policy, including a mechanic’s lien and judgment affidavit;

9. Rent Roll. A rent roll, certified as of the Closing Date;

10. Bring-Down Certificate. A “bring down certificate” stating that Seller’s representations and warranties contained in this Agreement are true and correct as of the Closing Date;

11. Letters of Credit. All letters of credit held as security deposits under the Leases, together with all forms to request transfer to Buyer;

12. Warranty Transfers. All warranty transfer request forms related to any existing warranties for the roof, equipment and other items as may be required to transfer unexpired warranties benefitting the Property to the extent in Seller’s possession and control;

13. Closing Statement. A Closing Statement as defined in Section 7(c)2. below; and

14. Other Documents. All other documents, instruments or writings which may be reasonably required to consummate the transactions contemplated herein, including any reasonable closing documents requested by the Title Company (provided that in no event shall any such document increase the liability of Seller).

b. Buyer’s Deliveries. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date (except for the funds, which shall be delivered by Buyer on the Closing Date) the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

1. Buyer’s Funds. The balance of the Purchase Price, and such additional funds, if any, necessary to comply with Buyer’s obligations hereunder regarding prorations, credits, costs and expenses;

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2. Bill of Sale. Two (2) counterparts of the Bill of Sale duly executed by Buyer;

3. General Assignment. Two (2) counterparts of the General Assignment duly executed by Buyer;

4. Proof of Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company;

5. Closing Statement. A Closing Statement as defined in Section 7(c)2. below; and

6. Other Documents. All other documents, instruments or writings which may be reasonably required to consummate the transactions contemplated herein, including any reasonable closing documents requested by the Title Company (provided that in no event shall any such document increase the liability of Buyer).

c. Actions by Escrow Holder. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following:

1. Tax Filings. The Title Company shall file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

2. Prorations. Prorate, as approved by Buyer and Seller in accordance with the terms of this Agreement, all matters referenced in Section 5 above based upon a closing statement executed by Seller and Buyer and delivered into Escrow (the “Closing Statement”);

3. Recording. Cause the Deed (with documentary transfer tax information to be affixed after recording) and any other documents which the parties hereto may direct, to be recorded in the Official Records of Orange County, California;

4. Buyer Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including, without limitation, the Purchase Price) chargeable to the account of Buyer pursuant to the Closing Statement and disburse the balance of such funds, if any, to Buyer;

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5. Documents to Seller. Deliver to Seller counterpart originals of the Bill of Sale and the General Assignment executed by Buyer and a conformed recorded copy of the recorded Deed;

6. Documents to Buyer. Deliver to Buyer an original of the Tax Certificates, and counterpart originals of the Bill of Sale and General Assignment appropriately executed by Seller, a conformed recorded copy of the Deed, and, when issued, the Title Policy;

7. Title Policy. Direct the Title Company to issue the Title Policy to Buyer; and

8. Seller Funds. Deduct all items chargeable to the account of Seller pursuant to the Closing Statement and disburse the balance of the Purchase Price to Seller, or as otherwise directed by Seller, in accordance with Seller’s wire transfer instructions.

8. Possession. Possession is to be delivered to Buyer no later than 5:00 p.m. on the date on which the Close of Escrow occurs.

9. Seller’s Acknowledgements. Seller represents and warrants the following to Seller’s current actual knowledge (for the purposes of this Agreement, “Seller’s current actual knowledge” or “Seller’s actual knowledge” shall mean and refer to, and shall be limited to, the actual present knowledge of DARRIN OLSON, without having conducted or being under any obligation to conduct any independent inquiry or inspection of the accuracy of any such representation or warranty made hereinabove to Seller’s knowledge, except for due inquiry of Seller’s manager of the Property):

a. Except for the representations and warranty of Seller contained in this Agreement, Seller does not warrant the Real Property or any structure or improvements thereon as to habitability or suitability for occupancy or any use, and the Real Property is being sold to Buyer in “as-is-where is” condition. Buyer shall make an independent determination that the Real Property conforms to any and all existing local, state, or federal building codes, requirements, etc.

b. The rent roll attached hereto as Exhibit A (the “Rent Roll”) is an accurate copy of Seller’s rent roll, and there are no Leases affecting the Property other than as listed on Exhibit A. Seller has not given to or received from any tenant under a Lease (or a New Leases) any written notice of default (and to Seller’s knowledge there are no uncured defaults under the Leases) and (i) the Leases are in full force and effect, (ii) none of the tenants under the Leases has delivered to Seller written notice exercising any termination right contained in such Lease terminating such Lease or notifying Seller of such Tenant’s insolvency, bankruptcy, assignments for the benefit of creditors, or other proceeding (iii) Seller has received no written notice from any of the tenants under the Leases (or New Leases) pertaining to such tenant’s dispute of and/or

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request to audit the landlord’s calculation (and such tenant’s share) of operating expenses and real estate taxes payable under such tenant’s Lease, (iv) except as disclosed in Schedule 9.b attached hereto, any and all tenant improvement work, decorating, painting, renovation, and construction currently required to be done by the landlord under the provisions of any agreement with any tenant and any contributions or other allowances payable by the landlord to any tenant toward reimbursement of such tenant’s costs of moving or improvements or any similar expense or monetary consideration to the tenant has been fully completed and paid for, (v) no tenant under any Lease has vacated, abandoned or otherwise discontinued business operations at its premises or is entitled to do so, and Seller has no knowledge of that any tenant contemplates such action, (vi) no rents or other payments (other than a tenant’s payment of estimated operating expenses in accordance with its applicable Lease) have been collected more than one month in advance and no rents or other deposits are held by Seller, except security deposits described on the Rent Roll or prepaid rent for the current month, (vii) there are no commissions or other fees payable with regard to any of the Leases or with regard to any New Leases or renewals, extensions or expansions (whether due to options previously or hereafter exercised or separately negotiated), and (viii) Seller has completed all tenant reconciliations for the calendar years 2013 and prior, and there are no current disputes with tenants regarding reconciliations, and no ongoing operating expense audits being requested or performed by any tenant.

c. Seller has no knowledge of and has not received written notice from any governmental body or agency (i) that the Property or any condition existing thereon violates any law or regulations applicable to the Property or (ii) of any violation or alleged violation of any applicable law with respect to Hazardous Substances in, on, under or about the Property.

d. Except as may be provided in the Leases, no prior options, or rights of first refusal, to purchase the Property have been granted by Seller to any third parties to purchase any interest in the Property, or any part thereof, which are effective as of the Opening of Escrow.

e. Neither Seller nor Seller’s property manager has any employees engaged in the operation and maintenance of the Property who, by reason of any governmental regulation, contract or agreement with Seller or for any other reason whatsoever would become employees of Buyer as a result of the purchase of the Property by Buyer.

f. Seller has not given to or received from any vendor under a Contract any written notice of default and to Seller’s knowledge there are no uncured defaults under the Contracts.

g. There is no litigation, arbitration or other legal or administrative suit, action, proceeding, pending, or to Seller’s knowledge threatened against the Property or any part thereof.

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h. The Due Diligence Items delivered to Buyer or made available to Buyer contain true, correct and complete copies of all Leases, all Contracts and all material environmental and structural reports to the extent in the actual possession of Seller and, to Seller’s actual knowledge, said materials delivered to or otherwise made available to Buyer under this Agreement by Seller contain complete copies of the documents in Seller’s possession. Notwithstanding anything contained herein to the contrary, Seller is only delivering and making available said materials to the extent currently in Seller’s possession and Seller shall not be required to prepare or obtain any information, document, report or survey.

i. Seller has not, nor to Seller’s knowledge has any tenant, (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s, or such tenant’s, creditors, as the case may be, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s, or such tenant’s, assets, as the case may be, which remains pending, (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s, or such tenant’s, assets, as the case may be, which remains pending, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

j. To Seller’s knowledge, there are no pending special assessments, special tax districts or outstanding obligations (contingent or otherwise) to governmental entities (collective “Assessments”) with respect to the Property or any part thereof, nor are there any pending condemnation actions, nor has Seller any knowledge of any Assessments or condemnation actions being contemplated.

k. To Seller’s knowledge, Seller is not in default under any easements or other recorded restrictive covenant affecting the Property. There are no off-site signs advertising the Property.

This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, and the execution and delivery thereof does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject; and that all the documents to be delivered by Seller to Buyer at Closing will, at Closing, be duly authorized, executed and delivered by Seller, will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms and will be sufficient to convey good and marketable title to Buyer, and the execution and delivery thereof will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

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Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

m. There is no pending action, suit or proceeding against or affecting the Property or relating to or arising out of the ownership, management or operation of the Property in any court or before or by any federal, state, or municipal department, commission, board, bureau or agency or other governmental instrumentality nor has Seller or its property manager received any written notice threatening any such action, suit or proceeding against the Seller or the Property.

n. Seller has no knowledge of any fraud or suspected fraud affecting the Property involving management, employees or vendors who have significant roles over financial reporting with respect to the Property, or others where fraud could have a material effect on the Property’s financial records and related data, and Seller has received no written notice of such fraud or suspected fraud. Seller has no knowledge of any officer or director of the Property, or any other person acting under the direction thereof, having taken any action to fraudulently influence, coerce, manipulate or mislead the Property’s financial records and related data.

Each of the representations and warranties of Seller contained in this Section 9 constitutes a material part of the consideration to Buyer, shall be true and accurate as of the date of execution of this Agreement by Seller, will be true and accurate as of the Closing, and shall survive the Close of Escrow until the date that is six (6) months after the Close of Escrow. There shall be a right to bring an action under this Paragraph only if Buyer has given Seller written notice of the circumstances giving rise to the alleged breach within such six (6) month period (the “Survival Period”).

Post-Closing, Seller agrees and covenants (the “Minimum Net Worth Covenant”) to maintain an aggregate minimum tangible net worth (collectively, the “Minimum Net Worth”) of $500,000.00 during the Survival Period (the “Survival Period Minimum Net Worth”). The Survival Period Minimum Net Worth need not be maintained following the Survival Period; provided, however, if Buyer has asserted a claim in writing during the Survival Period against Seller for breach of a representation or warranty or post-closing covenant or indemnity under this Agreement or any document executed by Seller at the Closing (collectively, a “Claim”), Seller agrees to maintain the Survival Period Minimum Net Worth (or, if less, the

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amount of all the Claims) until all Claims have been resolved and, if applicable, paid. To the extent Seller elects to make distributions to its stockholders, partners or members, as the case may be, after Closing, such that Seller has insufficient funds to satisfy a Claim, then obligations of Seller contained herein (including the Minimum Net Worth Covenant) shall be deemed to be distributed with any such distributions to such stockholders, partners or members, as the case may be, and their respective successors and such stockholders, partners or members, as the case may be, receiving such distributions shall be deemed successors to Seller and to have assumed such obligations of Seller contained herein (including the Minimum Net Worth Covenant).

10. Buyer’s Acknowledgement. Buyer acknowledges and agrees as follows:

a. The closing of this transaction shall constitute an acknowledgement by the Buyer that the Property, the structures and the improvements thereon, and title was accepted, except to the extent expressly provided in Section 9 above, without representation or warranty of any kind or nature and in its present “as is – where is” condition based solely on Buyer’s own inspection;

b. Buyer acknowledges for Buyer and Buyer’s successors, heirs, and assignees, that Buyer has been given a reasonable opportunity to inspect and investigate the Property, either independently or through agents of Buyer’s choosing, and that, except for the representations and warranties of Seller set forth in this Agreement, in purchasing the Property, the Buyer is not relying on Seller, or its agents, as to the condition or safety of the Property and/or any improvements thereon, including, but not necessarily limited to, electrical, plumbing, heating, sewer, roof, air conditioning, any foundations, or that any appliances, if any plumbing and/or utilities are in working order and/or that the improvements are structurally sound and/or comply with any city, county, state, and/or federal statutes, codes, or ordinances;

c. Buyer further states that Buyer is relying solely upon its own inspection of the Property and, except to the extent expressly provided in Seller’s representations and warranties contained in this Agreement, not upon any representation made to Buyer by any person whomsoever and is purchasing said Real Property in the condition in which it now is, without any obligation on the part of the Seller to make any changes, alterations, or repair thereto;

d. Buyer shall perform and rely solely upon its own investigation concerning its intended use of the Property, the Property’s fitness therefor, and the availability of such intended use under applicable statutes, ordinances, and regulations. Buyer further acknowledges and agrees that, except to the extent expressly provided in Seller’s covenants, representations and warranties contained in this Agreement, Seller’s cooperation with Buyer in connection with Buyer’s due diligence review of the Property, whether by providing the Title Report or any of the

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other Due Diligence Items, or permitting inspection of the Property, shall not be construed as any warranty or representation, express or implied, of any kind with respect to the Property, or with respect to the accuracy, completeness, or relevancy of any such documents. Buyer represents and covenants that, except as expressly provided in this Agreement, Seller makes no representations or warranties with respect to any of the following: (i) The content or accuracy of any report, study, opinion or conclusion of any soils, toxic, environmental or other engineer or other person or entity who has examined the Property or any aspect thereof; (ii) The content or accuracy of any information released to Buyer by an engineer or planner in connection with the development of the Property; (iii) The availability of building or other permits or approvals for the Property by any state or local governmental bodies with jurisdiction over the Property; (iv) The condition of title or the physical condition of the Property; (v) Any of the items delivered to Buyer pursuant to Buyer’s review of the condition of the Property; (vi) The content or accuracy of any other development or construction cost, projection, financial or marketing analysis or other information given to Buyer by Seller or reviewed by Buyer with respect to the Property; or (vii) The value or the income to be derived from the Property.

Without limiting the above, but subject to the express representations made in this Agreement, Buyer acknowledges that neither Seller nor any other party has made any representations or warranties, express or implied, on which Buyer is relying as to any matters, directly or indirectly, concerning the Property including, but not limited to, the land, the square footage of the Property, or of the Improvements, development rights and exactions, expenses associated with the Property, taxes, assessments, bonds, permissible uses, title exceptions, water or water rights, topography, utilities, zoning of the Property, soil, subsoil, the purposes for which the Property is to be used, drainage, environmental or building laws, rules or regulations, toxic waste or Hazardous Materials or any other matters affecting or relating to the Property. Buyer hereby expressly acknowledges that, except to the extent expressly provided in this Agreement, no such representations have been made.

Without limiting the generality of the foregoing, and except with respect to express representations made in Section 9 above, Buyer hereby expressly waives, releases and relinquishes any and all claims, causes of action, rights and remedies Buyer may now or hereafter have against Seller, and the affiliates, directors, officers, attorneys, employees, partners, shareholders and agents of Seller, whether known or unknown, under any Environmental Law, or common law, in equity or otherwise, with respect to (1) any past, present or future presence or existence of Hazardous Materials on, under or about the Property (including, without limitation, in the groundwater underlying the Property) or (2) any past, present or future violations of any Environmental Laws. For the purposes of this Agreement, the term “Environmental Laws” means any and all federal, state and local statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirements of

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governmental authorities, as may presently exist or as may be amended or supplemented, or hereafter enacted or promulgated, relating to the presence, release, generation, use, handling, treatment, storage, transportation or disposal of Hazardous Materials, or the protection of the environment or human, plant or animal health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Porter-Cologne Water Quality Control Act (Cal. Wat. Code § 13020 et seq.), the Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. Health & Safety Code § 25249.5 et seq.), the Hazardous Waste Control Act (Cal. Health & Safe Code § 25100 et seq.), the Hazardous Materials Release Response Plans & Inventory Act (Cal. Health & Safety Code § 25500 et seq.), and the Carpenter-Presley-Tanner Hazardous Substances Account Act (Cal. Health & Safety Code, § 25300 et seq.). As used herein, the term “Hazardous Material(s)” includes, without limitation, any hazardous or toxic material, substance, irritant, chemical or waste, which is (A) defined, classified, designated, listed or otherwise considered under any Environmental Law as a “hazardous waste,” “hazardous substance,” “hazardous material,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substance,” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment, (B) toxic, ignitable, corrosive, reactive, explosive, flammable, infectious, radioactive, carcinogenic or mutagenic, and which is or becomes regulated by any local, state or federal governmental authority, (C) asbestos, (D) an oil, petroleum, petroleum based product or petroleum additive, derived substance or breakdown product, (E) urea formaldehyde foam insulation, (F) polychlorinated biphenyls (PCBs), (G) freon and other chlorofluorocarbons, (H) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, and (I) lead-based paint.

THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OR WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE TO SELLER. BUYER SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL REGARDING THIS RELEASE AND HAS BEEN ADVISED BY BUYER’S LEGAL COUNSEL CONCERNING, AND HEREBY WAIVES, THE PROVISIONS OF CALIFORNIA CIVIL CODE

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SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

BUYER ALSO HEREBY EXPRESSLY WAIVES ANY RIGHT BUYER MAY HAVE UNDER ANY OTHER STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT IN CONNECTION WITH THE RELEASE GIVEN IN THIS ARTICLE.

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Buyer’s initials

Notwithstanding anything to the contrary contained herein, the terms of this Section 10(d) shall not (i) extend to and shall not limit Seller’s liability in connection with a breach or default by Seller of the express terms and conditions contained in this Agreement prior to the Closing, (ii) shall not apply to Hazardous Materials deposited or placed in, at or under the Real Property by Seller, and (iii) shall not apply to fraudulent conduct or concealment by Seller or Seller’s representatives. Further notwithstanding anything herein to the contrary (including the foregoing release), (a) Buyer shall have the right to defend (but Buyer has no right to assert, file or otherwise proceed with a contribution, indemnity or other claim against Seller) government and third-party claims by alleging that Seller (or someone acting on Seller’s behalf), not Buyer, is liable for such claims and Buyer has no obligation to indemnify Seller for governmental or third party claims asserted before or after the Closing as a result of any act or omission taken or failed to be taken by or on Seller’s behalf prior to the Closing, and (b) the release shall not apply to third-party tort claims relating to the Property and occurring during Seller’s ownership of the Property.

11. Defaults and Remedies; Arbitration of Disputes.

a. Seller Default. In the event Seller fails or refuses to perform any of its obligations under this Agreement when due and such failure or refusal continues for a period of at least five (5) days following receipt of written notice by Seller from Buyer, then Seller shall be in breach or default of such obligation(s) under this Agreement. In the event of such breach or default prior to Closing, Buyer, as Buyer’s sole and exclusive remedy, shall be entitled to either: (i) terminate this Agreement, in which event, Seller shall promptly refund, or cause Escrow Holder to refund, to Buyer the Deposit, together with all interest accrued thereon, and receive

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from Seller an amount equal to Buyer’s actual out-of-pocket expenses related to this transaction, subject to a maximum aggregate amount of Fifty Thousand and No/100 Dollars ($50,000.00); (ii) proceed against Seller by commencing, within sixty (60) days after occurrence of such breach or default, an action for specific performance of this Agreement without any right to seek damages of any kind or nature, or (iii) in the case of a willful default by Seller where specific performance is not available or adequate as a remedy, sue Seller for damages. Buyer acknowledges and agrees that Buyer shall have no further or additional rights or remedies against Seller and/or the Property under this Agreement or at law or in equity in the event of Seller’s uncured default prior to Closing.

b. Buyer Default. IN THE EVENT BUYER FAILS OR REFUSES TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT WHEN DUE AND SUCH FAILURE OR REFUSAL CONTINUES FOR A PERIOD OF AT LEAST FIVE (5) DAYS FOLLOWING RECEIPT OF WRITTEN NOTICE BY BUYER FROM SELLER, THEN BUYER SHALL BE IN BREACH OR DEFAULT OF SUCH OBLIGATION(S) UNDER THIS AGREEMENT. IN THE EVENT OF SUCH UNCURED BREACH, THEN SELLER SHALL BE RELEASED FROM THE OBLIGATION TO SELL THE PROPERTY TO BUYER AND SELLER SHALL BE ENTITLED TO THE DEPOSIT AS LIQUIDATED DAMAGES PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IF BUYER MATERIALLY BREACHES ITS OBLIGATION TO PURCHASE THE PROPERTY HEREUNDER, THAT THE FOREGOING AMOUNT IS A REASONABLE ESTIMATE OF THESE DAMAGES, AND THAT SELLER SHALL BE ENTITLED TO THE DEPOSIT AS SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF SUCH MATERIAL BREACH OF BUYER’S OBLIGATION TO PURCHASE THE PROPERTY HEREUNDER. AS MATERIAL CONSIDERATION TO EACH PARTY’S AGREEMENT TO THE LIQUIDATED DAMAGES PROVISIONS OF THIS SECTION, EACH PARTY HEREBY AGREES TO WAIVE ANY AND ALL RIGHTS WHATSOEVER TO CONTEST THE VALIDITY OF THE LIQUIDATED DAMAGE PROVISIONS FOR ANY REASON WHATSOEVER (THOUGH THE PARTIES CAN CONTEST WHETHER OR NOT A BREACH GIVING RISE TO THE LIQUIDATED DAMAGES REMEDY HAS OCCURRED), INCLUDING, BUT NOT LIMITED TO, THAT SUCH PROVISION WAS UNREASONABLE UNDER CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT WAS MADE. SELLER HEREBY WAIVES CALIFORNIA CIVIL CODE SECTION 3389.

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS PARAGRAPH 11(b) AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

DO	PM
Seller’s Initials	Buyer’s Initials

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c. Arbitration of Disputes. ANY DISPUTE OR CLAIM IN LAW OR EQUITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RESULTING TRANSACTION OR ANY BREACH THEREOF, SHALL BE RESOLVED BY NEUTRAL BINDING ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) UNDER THIS PROVISION AND THE AAA’S THEN-CURRENT COMMERCIAL ARBITRATION RULES FOR LARGE, COMPLEX COMMERCIAL DISPUTES. THE AWARD OF THE ARBITRATOR SHALL BE FINAL AND BINDING ON THE PARTIES AND JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE ARBITRATOR SHALL NOT HAVE THE POWER TO AWARD PUNITIVE OR EXEMPLARY DAMAGES, OR ANY DAMAGES EXCLUDED BY, OR IN EXCESS OF, ANY DAMAGES LIMITATIONS EXPRESSED IN THIS AGREEMENT. THE ARBITRATOR SHALL BE A RETIRED TRIAL COURT JUDGE OR A LICENSED CALIFORNIA ATTORNEY EXPERIENCED IN HANDLING COMMERCIAL DISPUTES, OR ANY OTHER PERSON MUTUALLY AGREEABLE TO THE PARTIES. THE ARBITRATOR MAY, UPON EVALUATING THE ENTIRETY OF THE DISPUTE OR CLAIM, AWARD REASONABLE ATTORNEYS’ FEES AND THE COSTS OF THE ARBITRATION TO THE PREVAILING PARTY. THE ARBITRATOR SHALL BE APPOINTED WITHIN THIRTY (30) DAYS OF THE DAY THE ARBITRATION IS COMMENCED. IN THE EVENT OF A DISAGREEMENT AS TO THE SELECTION OF AN ARBITRATOR, THE ARBITRATOR SHALL BE APPOINTED IN ACCORDANCE WITH THE AAA’S RULES FOR THE APPOINTMENT OF AN ARBITRATOR FROM THE AAA PANEL. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN THIS PROVISION, THE FOLLOWING MATTERS SHALL BE EXCLUDED FROM MANDATORY ARBITRATION AND INSTEAD SHALL BE RESOLVED IN A COURT OF COMPETENT JURISDICTION: (A) AN ACTION FOR SPECIFIC PERFORMANCE OR ANY INTERIM OR PROVISIONSAL EQUITABLE RELIEF NECESSARY TO PROTECT THE RIGHTS OR PROPERTY OF A PARTY; (B) AN UNLAWFUL DETAINER ACTION; (C) THE FILING OR ENFORCEMENT OF A MECHANIC’S LIEN; (D) ANY MATTER WHICH IS WITHIN THE JURISDICTION OF A PROBATE COURT OR SMALL CLAIMS COURT; OR (E) AN ACTION FOR BODILY INJURY OR WRONGFUL DEATH OR FOR LATENT OR PATENT DEFECT TO WHICH CALIFORNIA CODE OF CIVIL PROCEDURE §337.1 OR §337.15 APPLIES. THE FILING OF A JUDICIAL ACTION TO ENABLE THE RECORDING OF A NOTICE OF PENDING ACTION, FOR ORDER OR ATTACHMENT, RECEIVERSHIP, INJUNCTION, OR OTHER PROVISIONAL REMEDIES SHALL BE PERMITTED AND SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT TO ARBITRATE UNDER THIS PROVISION.

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NOTICE: BY INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED HEREIN, AND OTHERWISE IN ACCORDANCE WITH CALIFORNIA LAW, AND, EXCEPT AS SET FORTH HEREIN, YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THESE RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION OR IN AAA’S THEN-CURRENT COMMERCIAL ARBITRATION RULES FOR LARGE, COMPLEX COMMERCIAL DISPUTES. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ARBITRATION OF DISPUTES PROVISION TO NEUTRAL ARBITRATION.

BUYER’S INITIALS: (  PM  ) SELLER’S INITIALS: (  DO  )

12. Binding & Final Agreement. This Agreement shall be binding upon the heirs, executors, administrators, successors, and assigns of the respective parties. This Agreement and the documents and papers executed in accordance with the provisions therein embrace and include the entire transaction between the parties hereto, and there have been no representations, warranties, covenants or conditions, except those specified in this Agreement and the documents and papers executed in accordance with the provisions herein. This Agreement shall supersede any previous agreements entered into between the parties hereto with respect to the Property.

13. Notices. Any notice required or permitted hereunder shall be given by personal delivery or email upon an authorized representative of a party hereto; or if mailed in a sealed wrapper by United States registered or certified mail, return receipt requested, postage prepaid; or if transmitted by email or facsimile copy followed by mailed notice; or if deposited cost paid with a nationally recognized, reputable overnight courier, properly addressed as follows:

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If to Seller:	Anaheim Hills Office Plaza
c/o Realm Group, LLC
Attn: Darrin Olson
1201 Dove Street, Suite 520
Newport Beach, CA 92660
949-975-1122/Phone
949-417-5761/Fax
dolson@realmre.com

With a copy to:	Kennerly, Lamishaw & Rossi LLP
707 Wilshire Boulevard, Suite 1400
Los Angeles, California 90017
Attention: William J. Birney
213-312-1250/Phone
213-312-1266/Fax
wbirney@klrfirm.com

If to Buyer:	RREEF America L.L.C.
101 California Street, Suite 2600
San Francisco, California 94111
Attention: Mr. Peter Mette
415-262-2094/Phone
peter.mette@db.com

With a copy to:	Alston & Bird LLP
1201 W. Peachtree Street NE
Atlanta, Georgia 30309
Attention: Randy H. Luffman, Esq.
404-881-4976/Phone
404-881-7777/Fax
randy.luffman@alston.com

If to Escrow Holder:	Fidelity National Title Insurance Company
1300 Dove Street, Suite 310
Newport Beach, CA 92660
Attention: Valerie Rapp
Attention: Janis Okerlund, Esq.
949-477-3646/Phone
949-477-6820/Fax
valerie.rapp@fnf.com
jokerlund@fnf.com

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Any party may change its address for the service of notice by giving notice of such change 10 days prior to the effective date of such change.

14. Attorneys’ Fees. If either party commences an action against the other to enforce the Agreement or because of the breach by either party of the Agreement, the prevailing party in this action shall be entitled to recover reasonable attorneys’ fees, costs, and expenses incurred in connection with the prosecution or defense of this action, including any appeal, in addition to all other relief. Prevailing party shall include, without limitation: (a) a party who dismisses an action in exchange for sums allegedly due; (b) the party that receives performance from the other party of an alleged breach of covenant or a desired remedy where this is substantially equal to the relief sought in an action; or (c) the party determined to be the prevailing party by a court of law.

15. Agency Confirmation. Seller is represented by CBRE for the purchase and sale of the Property as contemplated herein. Buyer is not represented by a broker in this transaction. There are no other real estate brokers or real estate agents involved in the sale of the Property contemplated by this Agreement. Commissions shall be paid in accordance with paragraph 5.d. above.

16. Entire Agreement. This Agreement contains the entire agreement of the parties, and any agreement or representation respecting the Property or the duties of Buyer and Seller not expressly set forth is void. Each party represents that it has not relied on any statements that are not contained in this Agreement. The parties acknowledge that they have thoroughly read and approved each of the provisions prior to signing this document.

17. Time is of the Essence. Time is of the essence for each condition, term, and provision in this Agreement.

18. Governing Law. This Agreement shall be governed by and construed in accordance with California law.

19. Offer Only. Execution of the Agreement by Buyer alone constitutes only an offer to purchase. This Agreement shall not be binding upon Seller until approved and accepted by Seller, as indicated by Seller’s execution of this Agreement, and effective on the date executed by Seller. ACCEPTANCE OR APPROVAL OF THIS AGREEMENT BY A SALES REPRESENTATIVE AND/OR DESIGNATED BROKER SHALL NOT CONSTITUTE THE APPROVAL AND ACCEPTANCE HEREOF BY SELLER.

20. Casualty and Condemnation. If, prior to the Close of Escrow, all or any portion of the Property is materially damaged (for the purposes hereof “materially damaged” shall mean that either (i) the cost to repair such damage exceeds $500,000.00, or (ii) a tenant of the

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Property is entitled to terminate its lease, and such right to terminate is not waived by such tenant in writing) , or if all or any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall immediately notify Buyer of such fact. In such event or upon Buyer acquiring knowledge of such damage or condemnation or pending or contemplated taking, Buyer shall have the option to terminate this Agreement upon written notice to Seller given not later than fourteen (14) days after receipt of such notice from Seller or after Buyer acquires knowledge of such damage, condemnation or pending or contemplated taking. Upon such termination, Escrow Holder or Seller, as the case may be, shall return the Deposit (and all interest accrued thereon while in escrow) to Buyer, and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. In the event of condemnation, or in the event of a casualty where the Property is not materially damaged, or if materially damaged, Buyer does not elect to terminate this Agreement and closes escrow in accordance with this Agreement, Seller shall assign and turn over to Buyer at Closing, and Buyer shall be entitled to receive and keep, all insurance proceeds or condemnation awards (received or to be received) for the taking by condemnation, plus the amount of any Seller deductible, and Buyer shall be deemed to have accepted the Property subject to the taking without reduction in the Purchase Price. Notwithstanding the foregoing, in the event of any casualty where either (A) such casualty is an uninsured (or underinsured, as determined by Buyer in its reasonable opinion), or (B) if Seller’s insurance company fails to recognize Buyer as a permitted assignee of amounts recoverable under such insurance, then, unless Seller elects to credit Buyer with such uninsured, underinsured or recoverable amounts, then Buyer shall have the right to terminate this Agreement, and receive a refund of the Deposit, in which event neither party shall have any further rights or obligations under this Agreement.

21. Assignment. Buyer shall not assign, transfer or convey its rights and/or obligations under this Agreement and/or with respect to the Property without the prior written consent of Seller, which consent Seller shall not unreasonably withhold. Buyer is not required to obtain Seller’s consent to a proposed assignment of this Agreement if the proposed assignee assumes all of the obligations of Buyer under this Agreement and such assignment is (a) to an Affiliate of Buyer (for the purposes hereof, an “Affiliate” shall mean any person or entity which controls, is controlled by or under common control with Buyer with “control” meaning the ownership, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise) or a wholly owned nominee of such Affiliate, or (b) to a partnership so long as Buyer, or an Affiliate of Buyer (which meets the above requirements), is the general partner of such partnership, (c) to a limited liability company so long as Buyer, or an Affiliate of Buyer (which meets the above requirements), is the managing member of such limited liability company and Buyer, or (d) an entity controlled by one or more of the institutional investors for which Buyer or

-30-	160 N. Riverview Drive Anaheim, CA

one of its affiliates is then acting as investment manager (a “Separate Account”) or a wholly owned nominee of a Separate Account. Buyer agrees to deliver to Seller, at least five (5) business days prior to the Closing Date, such documentation and other evidence Seller may reasonably request in a form reasonably satisfactory to Seller which substantiates that an assignment by Buyer to an Affiliate satisfies the above parameters and reflects that the assignee has assumed all of the obligations of Buyer under this Agreement. Any assignment by Buyer shall not be relieve Buyer of its obligations under this Agreement.

22. Property Operations. From the date of this Agreement until the Close of Escrow, Seller shall (a) operate and manage the Property in the ordinary course and consistent with Seller’s past practices, (b) maintain all present services and amenities, (c) promptly deliver to Buyer copies of any material written notices sent by Seller after the date hereof to any tenant under the Leases or any contractors or vendors under any Contracts alleging any default by such party under such Leases or such Contracts, as applicable, (d) promptly deliver to Buyer copies of any material written notices received by Seller after the date hereof from any applicable governmental authorities, and (e) promptly deliver to Buyer copies of any proposed or executed assignments or subleases of the Leases received by Seller from tenants after the date hereof.

23. Counterparts. This Agreement may be executed in multiple counterparts (each of which is to be deemed original for all purposes), but all of which together shall constitute one and the same instrument. The parties hereto agree to accept a digital image of this Agreement, as executed, as a true and correct original and admissible as best evidence to the extent permitted by a court with proper jurisdiction.

24. Natural Hazard Disclosure. Buyer and Seller acknowledge that Seller may be required to disclose if the Real Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1103(c)(1)); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Government Code Section 51178 et seq.); (iv) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4135); (v) earthquake fault zone (Public Resources Code Section 2622); or (vi) a seismic hazard zone (Public Resources Code Section 2696) (sometimes all of the preceding are herein collectively called the “Natural Hazard Matters”). Escrow Holder, at Seller’s sole cost and expense, is hereby instructed to engage a qualified expert (who, in such capacity, is herein called the “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1103 and to report the result of its examination to Buyer and Seller in writing. The written report prepared by the Natural Hazard Expert regarding the results of its

-31-	160 N. Riverview Drive Anaheim, CA

full examination will fully and completely discharge Seller from its disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Civil Code Section 1103.4 regarding non-liability of Seller for errors or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. Buyer agrees to provide Seller with a written acknowledgment of its receipt of the report.

25. Certified Access Specialist (CASp) Inspection. Please be advised that the Building and the Improvements have not undergone inspection by a Certified Access Specialist (CASp). The foregoing verification is included in this Agreement solely for the purpose of complying with California Civil Code Section 1938. Buyer hereby waives any and all rights under and benefits of California Civil Code Section 1938 and acknowledges that the Building and the Improvements have not undergone inspection by a CASp.

26. Energy Consumption Data. Seller and Buyer each hereby waive compliance with the energy use disclosure requirements under the California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680 - 1684 (adopted December 2012).

27. REIT Provisions. Seller acknowledges that Buyer’s assignee may be a subsidiary of a publicly registered real estate investment trust, and as such is required to adhere to certain filing requirements mandated by the U.S. Securities and Exchange Commission (“SEC”), including without limitation completion of an audit of the Property’s historical operations pursuant to Rule 3-14 of the SEC regulations. Seller shall use commercially reasonable efforts to cooperate with Buyer, and shall use commercially reasonable efforts to obtain the cooperation of the Tenants, in fulfilling these mandated filing requirements as they relate to this Agreement and the transaction contemplated hereunder, provided such cooperation shall not cause Seller to incur any cost or expense. Buyer shall require cooperation from Seller and Tenant as it relates to SEC Compliance, which includes, but is not limited to:

a. Acknowledgement from Seller (and Seller’s execution of this Agreement shall be deemed its acknowledgement of same) that Buyer may publicly disclose material terms of the transaction, including but not limited to this Agreement of Purchase and Sale and Joint Escrow Instructions, to satisfy its disclosure obligations.

b. Seller shall provide reasonable access to its books and record with respect to the Property to Buyer and its auditors for a period of ninety (90) days after Closing.

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c. The provisions of this Section 27 shall survive the Closing.

28. Know Your Customer. Seller agrees to provide information about itself and its direct investors in reasonable detail to allow Buyer to evaluate Seller pursuant to Buyer’s “Know Your Customer” procedures. Within three (3) business days after the full execution of this Agreement Seller shall complete and deliver to Buyer the “Know Your Customer” form attached hereto as Exhibit G.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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The undersigned Buyer offers to purchase the Property on the terms and conditions stated in this Agreement.

BUYER:	RREEF AMERICA L.L.C.,
a Delaware limited liability company

	By:	/s/ PETER METTE
Signature of Authorized Representative
Printed Name: Peter Mette

The undersigned Seller agrees to sell the Property to Buyer on the terms and conditions set forth in this Agreement.
SELLER:	ANAHEIM HILLS OFFICE PLAZA, LLC,
a Delaware limited liability company

	By:	AHOP Holding Company, LLC,
a Delaware limited liability company
Its sole member

		By:	AHOP Operating Member, LLC,
a Delaware limited liability company
Its Manager

			By:	/S/ DARRIN OLSON
Darrin Olson,
Its President

Signature Page	160 N. Riverview Drive Anaheim, CA

ACCEPTANCE BY ESCROW HOLDER

FIDELITY NATIONAL TITLE INSURANCE COMPANY hereby acknowledges that it has received originally executed counterparts or a fully executed original of the foregoing Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions and agrees to act as Escrow Holder thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder, including without limitation Section 4 of said agreement.

Dated: June 30, 2014	FIDELITY NATIONAL TITLE INSURANCE COMPANY

	By:	/s/ JESSICA AVILA
Jessica Avila
Commercial Escrow Officer

Acceptance by Escrow Holder	160 N. Riverview Drive Anaheim, CA

EXHIBIT A

LIST OF LEASES/RENT ROLL

[Attached as the immediately following page.]

EXHIBIT A -1-	160 N. Riverview Drive Anaheim, CA

EXHIBIT B

DUE DILIGENCE DOCUMENTS

TO BE DELIVERED BY SELLER

[Attached as the immediately following page(s).]

EXHIBIT B -1-	160 N. Riverview Drive Anaheim, CA

EXHIBIT C

TENANT ESTOPPEL CERTIFICATE

Property:

Tenant:

Suite No.:

Lease:

Ladies and Gentlemen:

It is our understanding that                     , or its assignee (“Purchaser”) may be buying the Property. The undersigned, as Tenant under the Lease, hereby certifies that:

1. The Commencement Date of the Lease is                     .

2. The current base rental payable pursuant to the terms of the Lease is $                    per month; and further, additional rental pursuant to the Lease is payable as follows: $                    on account of real estate taxes and $                    on account of operating expenses.

3. The Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (except by agreement(s) dated                     ). Tenant has not subleased the premises.

4. Neither the lessor nor the Tenant is in default under the Lease, and to Tenant’s knowledge, no event or condition exists which, with or without notice or lapse of time or both, could constitute a default under the Lease.

5. The Lease described above represents the entire agreement between the parties as to the leasing of the premises.

6. The term of the Lease expires on                     (subject to any renewal or extension options expressed in the Lease, if any).

EXHIBIT C -1-	160 N. Riverview Drive Anaheim, CA

7. All conditions under the Lease to be performed by the lessor have been satisfied, including, without limitation, all co-tenancy requirements thereunder, if any (a co-tenancy requirement is a requirement that another specific tenant or tenants be in occupancy in the Property; they are often found in retail leases, but seldom found in office leases).

8. All required contributions by lessor to Tenant on account of Tenant’s improvements or relocation to the premises have been received. No rental credits or free rent periods are due to Tenant for any period following the date of this Certificate.

9. On this date there are no existing defenses or offsets, claims or counterclaims which the undersigned has against the enforcement of the Lease by the lessor, and to Tenant’s knowledge, there exist no events that would constitute a basis for any offset, counterclaim, or defense by Tenant under the Lease against the lessor on the lapse of time or the giving of notice.

10. No rental has been paid in advance except as expressly stated in the Lease.

11. Except as set forth in the Lease, Tenant has no option, right of first refusal or other right to purchase the Property or any portion thereof, or any interest therein pursuant to the terms of the Lease or contained in any other document or agreement (written or oral) whatsoever.

The foregoing certificates may be relied upon by Purchaser and its assignees and any lender providing financing to Purchaser or its assignee in connection with the acquisition of the Property.

Very truly yours,

By:

Its:

Execution Date:

EXHIBIT C -2-	160 N. Riverview Drive Anaheim, CA

EXHIBIT D

FORM OF DEED

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL THIS GRANT

DEED AND ALL TAX STATEMENTS TO:

Attn.:

(Space Above For Recorder’s Use)

GRANT DEED

The undersigned grantor declares:

Documentary Transfer Tax is shown by an unrecorded separate affidavit pursuant to Section 11932 of the Revenue and Taxation Code.

☒ computed on full value of property conveyed, or

☐ computed on full value, less value of liens and encumbrances remaining at time of sale.

City of Anaheim

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, ANAHEIM HILLS OFFICE PLAZA, LLC, a Delaware limited liability company, hereby GRANTS to                         , a                         , the following described real property (“Property”) located in the City of Anaheim, County of Orange, State of California:

See Exhibit “A” attached hereto and incorporated herein by this reference.

The foregoing grant is expressly subject to the list of permitted exceptions set forth on Exhibit B attached hereto and made a part hereof, without re-imposing the same.

EXHIBIT D -1-	160 N. Riverview Drive Anaheim, CA

IN WITNESS WHEREOF, Grantor has caused this Grant Deed to be executed as of the      day of                    , 2014.

ANAHEIM HILLS OFFICE PLAZA, LLC,
a Delaware limited liability company

By:	AHOP Holding Company, LLC,
a Delaware limited liability company
Its sole member

	By:	AHOP Operating Member, LLC,
a Delaware limited liability company
Its Manager

By:
Darrin Olson, Its President

EXHIBIT D -2-	160 N. Riverview Drive Anaheim, CA

EXHIBIT “A” to DEED

LEGAL DESCRIPTION OF PROPERTY

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF ANAHEIM, COUNTY OF ORANGE, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL A:

THAT PORTION OF PARCEL 4 AND ALL OF PARCELS 5, 6 AND 7 OF PARCEL MAP NO. 84-230, IN THE CITY OF ANAHEIM, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS SHOWN ON MAP RECORDED IN BOOK 196, PAGES 33 THROUGH 35, INCLUSIVE, OF PARCEL MAPS IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

PARCEL 1, AS SHOWN ON LOT LINE ADJUSTMENT PLAT NO. 463, RECORDED JANUARY 25, 2001 AS INSTRUMENT NO. 01-43542, OFFICIAL RECORDS. EXCEPTING THEREFROM, ALL OIL, OIL RIGHTS, NATURAL GAS RIGHTS, MINERAL RIGHTS, AND OTHER HYDROCARBON SUBSTANCES BY WHATEVER NAME KNOWN, TOGETHER WITH APPURTENANT RIGHTS THERETO, WITHOUT, HOWEVER, ANY RIGHT TO ENTER UPON THE SURFACE OF SAID LAND NOR ANY PORTION OF THE SUBSURFACE LYING ABOVE A DEPTH OF 500 FEET, AS RESERVED BY DEED RECORDED OCTOBER 19, 1979 IN BOOK 13359, PAGE 1294 OF OFFICIAL RECORDS OF SAID COUNTY.

PARCEL B:

NON-EXCLUSIVE EASEMENTS AS CREATED UNDER THE DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS RECORDED NOVEMBER 22, 1983 AS INSTRUMENT NO. 83-538237, OFFICIAL RECORDS OF SAID COUNTY.

PARCEL C:

NON-EXCLUSIVE EASEMENTS AS CREATED UNDER THE DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS RECORDED JUNE 4, 1985 AS INSTRUMENT NO. 85-203046, OFFICIAL RECORDS OF SAID COUNTY.

APN: 354-071-13

EXHIBIT A TO EXHIBIT D -1-	160 N. Riverview Drive Anaheim, CA

EXHIBIT “B” to DEED

LEGAL DESCRIPTION OF PROPERTY

[Insert only exceptions in the title commitment approved by Buyer pursuant to the provisions of Section 4.b. of this Agreement]

EXHIBIT B TO EXHIBIT D -1-	160 N. Riverview Drive Anaheim, CA

ACKNOWLEDGMENT

State of California                     )

County of Orange                     )

On                     , 2014, before me,                                                                             ,

(insert name of notary)

Notary Public, personally appeared                                                                      ,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

Notary Acknowledgment	160 N. Riverview Drive Anaheim, CA

EXHIBIT E

FORM OF BILL OF SALE

This BILL OF SALE is made and effective as of                     , 2014 by ANAHEIM HILLS OFFICE PLAZA, LLC, a Delaware limited liability company (“Seller”), in favor of                     a                     (“Buyer”).

W I T N E S S E T H:

Seller Buyer are parties to that certain Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions dated as of June 16, 2014 (“Agreement”) respecting the sale of certain “Property” (as defined in the Agreement).

Under the Agreement, Seller is obligated to transfer to Buyer any and all, if any, of its right, title and interest in and to all equipment, appliances, tools, machinery, supplies, building materials and other personal property of every kind and character owned by Seller and attached to, appurtenant to, located in or on, or used in connection with, the operation of the improvements located at 160 N. Riverview Drive, Anaheim, California (the “Personal Property”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Buyer all of the Personal Property to the extent Seller has any right or interest in the same.

Seller hereby covenants that Seller will, at any time requested by Buyer within one year of the date hereof, execute and deliver to Buyer, Buyer’s successors, nominees or assigns, such documents as Buyer or they may reasonably request in order to fully assign and transfer to and vest in Buyer or Buyer’s successors, nominees and assigns, and protect Buyer’s or their right, title and interest in and to all of the Personal Property and rights of Seller intended to be transferred and assigned hereby, or to enable Buyer, Buyer’s successors, nominees and assigns to realize upon or otherwise enjoy such rights and property.

Except to the extent expressly provided in the Agreement, this Bill of Sale is made without any representation or warranty on the part of Seller and shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Buyer and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

EXHIBIT E -1-	160 N. Riverview Drive Anaheim, CA

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Assignment as of the day and year first above written.

SELLER:	ANAHEIM HILLS OFFICE PLAZA, LLC,
a Delaware limited liability company

	By:	AHOP Holding Company, LLC,
a Delaware limited liability company
Its sole member

		By:	AHOP Operating Member, LLC,
a Delaware limited liability company
Its Manager

By:
Darrin Olson, Its President
BUYER:	,
a

By:
Signature of Authorized Representative
Printed Name:

EXHIBIT E -2-	160 N. Riverview Drive Anaheim, CA

EXHIBIT F

FORM OF GENERAL ASSIGNMENT

This GENERAL ASSIGNMENT (“Assignment”) made and effective as of                     , 2014 by ANAHEIM HILLS OFFICE PLAZA, LLC, a Delaware limited liability company (“Assignor”), in favor of                     a                     (“Assignee”).

W I T N E S S E T H:

Seller and Buyer are parties to that certain Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions dated as of June 16, 2014 (“Agreement”) respecting the sale of certain “Property” (as defined in the Agreement).

Under the Agreement, to the extent Assignor has any interest in the same, Assignor is obligated to assign to Assignee any of its right, title and interest, if any, in and to all (i) the Leases and the Security Deposits (as those terms are defined in the Agreement) set forth in Exhibit “A” attached hereto (the “Leases”), (ii) the Approved Contracts (as that term is defined in the Agreement) set forth in Exhibit “B” attached hereto (the “Approved Contracts”), and (iii) the Personal Property and the Intangible Personal Property (as such terms are defined in the Agreement) (collectively, the “Intangible Property”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and effective as of the day the Grant Deed transferring title to the Property to Buyer is recorded in the Official Records of the County where the Property is located, Assignor, to the extent Assignor has any interest in the same, hereby assigns, sells, transfers, sets over and delivers unto Assignee all of Assignor’s estate, right, title and interest in and to the Leases, Approved Contracts and Intangible Property.

Assignor hereby covenants that Assignor will, at any time requested by Assignee within one year of the date hereof, execute and deliver to Assignee, Assignee’s successors, nominees and assigns, any new or confirmatory instruments which Assignee, Assignee’s successors, nominees and assigns may reasonably request in order to fully assign and transfer to and vest in Assignee, or Assignee’s successors, nominees and assigns, and to protect Assignee’s or Assignee’s successors, nominees and assigns right, title and interest in and to the Leases, Approved Contracts and Intangible Property or to otherwise realize upon or enjoy such rights in and to the Leases, Approved Contracts and Intangible Property (to the extent in Assignor’s possession and control).

Except to the extent expressly provided in the Agreement, this Assignment is made without any representation or warranty on the part of Assignor and shall be binding upon and inure to the benefit of the successors, assignees, personal representatives, heirs and legatees of all the respective parties hereto.

EXHIBIT E -1-	160 N. Riverview Drive Anaheim, CA

This Assignment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

EXHIBIT E -2-	160 N. Riverview Drive Anaheim, CA

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.

SELLER:	ANAHEIM HILLS OFFICE PLAZA, LLC,
a Delaware limited liability company

	By:	AHOP Holding Company, LLC,
a Delaware limited liability company
Its sole member

		By:	AHOP Operating Member, LLC,
a Delaware limited liability company
Its Manager

By:
Darrin Olson, Its President
BUYER:	,
a

By:
Signature of Authorized Representative
Printed Name:

EXHIBIT F -3-	160 N. Riverview Drive Anaheim, CA

EXHIBIT “A” to GENERAL ASSIGNMENT

LIST OF LEASES

[Attached as the immediately following page.]

EXHIBIT A TO EXHIBIT F -1-	160 N. Riverview Drive Anaheim, CA

EXHIBIT “B” to GENERAL ASSIGNMENT

LIST OF APPROVED CONTRACTS

[Attached as the immediately following page.]

EXHIBIT B TO EXHIBIT F -1-	160 N. Riverview Drive Anaheim, CA

EXHIBIT G

KNOW YOUR CUSTOMER FORM

Counterparty Identification Form

In order to comply with German Money Laundering Act (Section 3 Part no. 2), which applies on an extraterritorial basis, all Deutsche Bank entities, their subsidiaries and affiliates are required to identify and maintain records of their transactional and/or contractual counterparties and the ownership structure of the funds or assets which are subject to the transaction.

In the Americas, please email your completed form to:

DeAMCounterparty.DueDiligenceRequests@db.com

A. Counterparty Information

Legal Name:
Legal Address:

Identification

Type[1]:

Identification #:

Industry:	☐ Financial Services	☐ Investment Advisory	☐ Real Estate
Management
☐ Other:

Please provide documents of identification for the entity listed above when returning this form.

B. Counterparty Ownership and Control Information

Please respond to the question below regarding the ownership and control structure of the counterparty.

1) Does any natural person own/control 25% or more of the counterparty?

[1]	Types of identification are: For corporations: Documents issued or certified by a government, a state or a public institution that prove the existence of the corporation and its legal constitution. For natural persons: Government issued ID.

EXHIBIT G -1-	160 N. Riverview Drive Anaheim, CA

☐  Yes                     ☐  No

If Yes, please provide information below regarding each control person and/or beneficial owner that holds/controls 25% or more if the counterparty:

#	Full Name	Date of Birth[2]	Full Address[3]	Nationality	Ownership %

Please provide documents of identification for the entity listed above when returning this form.

C. Transaction Information

In what capacity does the counterparty act?

☐  Proprietary                                              ☐  Discretionary

Non-Discretionary

If not Proprietary, please identify the entity for which the counterparty acts:

Legal Name:
Legal Address:

Please provide documents of identification for the entity listed above when returning this form.

D. Transaction Investor and Ownership Information

Please respond to the questions below regarding the ownership structure of the funds or assets which are subject to the transaction.

1) Does any investor or beneficial owner own/control 25% or more transaction assets?

    ☐  Yes                  ☐  No

If Yes, please provide information below regarding each investor and/or beneficial owner that holds/controls 25% or more if the transactional assets:

[2]	This information might be left blank, if data privacy regulations require, however further information to validate the identity of the person might be requested at a later time.
[3]	Further information on Ultimate Beneficial Ownership information may be requested

EXHIBIT G -2-	160 N. Riverview Drive Anaheim, CA

#	Full Name	Date of Birth[4]	Full Address[5]	Nationality	Ownership %

Please provide documents of identification for the entity listed above when returning this form.

On behalf of the counterparty, the authorized signatory6 confirms that the above information is complete and accurate.

Subject to any legal restrictions, we further confirm that in the event of an enquiry from law enforcement agencies or regulators, copies of the relevant investor or beneficial owner details will be made available to Deutsche Bank, or the regulatory body making the inquiry.

Signed:

Date:             /            /

Name:

Position:

Contact Details:

This section is for DB internal use only. Add applicable comments or notes:

[4]	This information might be left blank, if data privacy regulations require, however further information to validate the identity of the person might be requested at a later time.
[5]	Further information on Ultimate Beneficial Ownership information may be requested
[6]	Authorized signatory shall be a legal representative, legal counsel, compliance officer or similar function of the counterparty

EXHIBIT G -3-	160 N. Riverview Drive Anaheim, CA

DB Employee Name:	Phone	Number:

EXHIBIT G -4-	160 N. Riverview Drive Anaheim, CA

SCHEDULE 9.B

OUTSTANDING TENANT IMPROVEMENT ALLOWANCES

Up to $250,000 attributable to “Refurbishment Allowance” pursuant to the First Amendment to Standard Multi-Lessee Office Lease – Gross dated May 17, 2013 (the “First Amendment”) between Seller and Gateway One Lending & Finance LLC (“Gateway One”).

Buyer shall get a credit against the Purchase Price at Closing for the portion of Refurbishment Allowance then due and payable to Gateway One, if any, with the remaining balance to be held in Escrow (herein, the “Refurbishment Allowance Escrow”) until the expiration of the “Refurbishment Allowance Availability Period” (as such term is defined in the First Amendment). Upon Buyer’s request to Escrow Holder, Escrow Holder shall disburse from the Refurbishment Allowance Escrow such amounts due to Gateway One in accordance with the terms and conditions of the First Amendment. Within one (1) business day following the expiration of the Refurbishment Allowance Availability Period, the balance of the Refurbishment Allowance Escrow, if any, shall be disbursed by Escrow Holder to Seller.

SCHEDULE 9.B -1-	160 N. Riverview Drive Anaheim, CA

TABLE OF CONTENTS

		Page(s)

1.	Sale of Property.	2

2.	Financial Terms.	3

3.	Inspection Period and Contingencies.	4

4.	Escrow.	9

5.	Closing and Other Costs.	11

6.	[Reserved].	14

7.	Escrow Closing.	14

8.	Possession.	17

9.	Seller’s Acknowledgements.	17

10.	Buyer’s Acknowledgement.	21

11.	Defaults and Remedies; Arbitration of Disputes.	24

12.	Binding & Final Agreement.	27

13.	Notices.	27

14.	Attorneys’ Fees.	29

15.	Agency Confirmation.	29

16.	Entire Agreement.	29

17.	Time is of the Essence.	29

18.	Governing Law.	29

19.	Offer Only.	29

20.	Casualty and Condemnation.	29

21.	Assignment.	30

22.	Property Operations.	31

23.	Counterparts.	31

24.	Natural Hazard Disclosure.	31

25.	Certified Access Specialist (CASp) Inspection.	32

26.	Energy Consumption Data.	32

(ii)	160 N. Riverview Drive Anaheim, CA

LIST OF EXHIBITS AND SCHEDULES

Page(s)
EXHIBIT A –	LIST OF LEASES/RENT ROLL
EXHIBIT B –	DUE DILIGENCE DOCUMENTS TO BE DELIVERED BY SELLER
EXHIBIT C –	LEASE ESTOPPEL CERTIFICATE
EXHIBIT D –	FORM OF DEED
EXHIBIT E –	FORM OF BILL OF SALE
EXHIBIT F –	FORM OF GENERAL ASSIGNMENT
EXHIBIT G –	BUYER’S “KNOW YOUR CUSTOMER” FORM

SCHEDULE 9.B –	TENANT IMPROVEMENT ALLOWANCES

(iii)	160 N. Riverview Drive Anaheim, CA

INDEX OF DEFINED TERMS

Page(s)

Affiliate	30

Agreement	1

Approved Contracts	8

Bill of Sale	14

Building	2

Buyer	1

C.C.&R.’s	6

Claims	6

Close of Escrow	14

Closing	14

Closing Date	14

Closing Statement	16

Commission	11

Contingency Expiration Date	4

Contracts	8

Deed	14

Deposit	3

Disapproved Contracts	8

Disapproved Matters	4

Due Diligence Items	6

Environmental Laws	22

Escrow	9

Escrow Holder	9

Estoppel Certificate	7

Estoppel Delivery Date	7

General Assignment	14

Hazardous Material(s)	23

Improvements	2

Independent Contract Consideration	4

Initial Deposit	3

Inspection Period	4

Intangible Personal Property	3

Land	1

Leases	2

materially damaged	29

Natural Hazard Expert	31

Natural Hazard Matters	31

(iv)	160 N. Riverview Drive Anaheim, CA

Page(s)

New Lease(s)	6

Opening of Escrow	9

Personal Property	3

Property	3

Purchase Price	3

Real Property	2

Rent Roll	17

Rents	12

SEC	32

Security Deposits	12

Seller	1

SNDA	7

Title Company	5

Title Objection Notice	4

Title Policy	5

Title Response Notice	5

(v)	160 N. Riverview Drive Anaheim, CA